CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Post-Effective Amendment No. 37 to the registration statement on Form N-1A (the "Registration Statement") of our reports dated April 30, 2001, relating to the financial statements and financial highlights appearing in the March 31, 2001 Annual Reports to Shareholders of Asset Management Fund Institutional and Asset Management Portfolio, which are incorporated by reference into the Registration Statement. We also consent to the references to us under the headings "Financial Highlights" and "Independent Accountants" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

    PricewaterhouseCoopers LLP
    Baltimore, Maryland
    July 25, 2001